Exhibit 99.1
FOR IMMEDIATE RELEASE:
PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND
Lake Forest, IL May 14, 2010 — Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.15 per share on its common stock. The quarterly dividend of $0.15 per share will be paid to shareholders of record as of June 15, 2010 with a payment date of July 15, 2010. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com